Exhibit 5.1

May 14, 2008

Whirlpool Corporation

2000 North M-63

Benton Harbor, Michigan 49022-2962

Ladies and Gentlemen:

I am Associate General Counsel and Assistant Secretary of Whirlpool Corporation (the “Company”) and, in such capacity, I have examined the registration statement to be filed with the Securities and Exchange Commission on or about May 15, 2008 for registration under the Securities Act of 1933, as amended, of a $50,000,000.00 of deferred compensation obligations (“Obligations”) that may be offered and sold by the Company pursuant to the Whirlpool Corporation Executive Deferred Savings Plan II (the “Plan”). I have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and resolutions of its Board of Directors, and I have made such other examinations as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

On the basis of the foregoing, I am of the opinion that the Obligations will be, when created in accordance with the Plan, valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, subject to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors’ rights, and (ii) general principles of equity.

This opinion letter is provided to the Company and the Securities and Exchange Commission for their use solely in connection with the transactions contemplated by the aforesaid registration statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent. My opinion set forth above is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) and the federal laws of the United States and I do not express any opinion herein concerning any other laws.

I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement and to the reference to me included in and made a part of the registration statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Robert J. LaForest
Robert J. LaForest. Associate General Counsel and Assistant Secretary